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                                                                     EXHIBIT 5.1

                                                             38 TECHNOLOGY DRIVE
                                                                          IRVINE
TELEPHONE: (949) 790-6300                                 CALIFORNIA  92618-5312
FACSIMILE: (949) 790-6301                                        www.brobeck.com


                                  March 3, 2000



Quest Software, Inc.
8001 Irvine Center Drive
Irvine, CA  92618

         Re: Quest Software, Inc. Registration Statement on Form S-1 for 4,830,000 Shares of Common Stock

Ladies and Gentlemen:

         We have acted as counsel to Quest Software, Inc., a California corporation (the "Company"), in connection with the proposed issuance and sale by the Company of up to 1,904,230 shares of the Company's Common Stock (the "Company Shares"), the sale by certain shareholders (the "Selling Shareholders") of up to 2,295,770 shares of the Company's Common Stock (the "Selling Shareholder Shares"), and the sale of up to 630,000 shares of the Company's Common Stock by the Company and/or the Selling Shareholders in the event the underwriters exercise their over-allotment option (the "Over-allotment Shares" and, together with the Company Shares and the Selling Shareholder Shares, the "Shares"), pursuant to the Company's Registration Statement on Form S-1 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act").

         This opinion is being furnished in accordance with the requirements of
Item 16(a) of Form S-1 and Item 601(b)(5)(i) of Regulation S-K.

         We have reviewed the Company's charter documents and the corporate proceedings taken by the Company in connection with the issuance and sale of the Shares. Based on such review, we are of the opinion that (i) the Shares have been duly authorized, (ii) the Company Shares, if, as and when issued in accordance with the Registration Statement and the related prospectus (as amended and supplemented through the date of issuance) will be legally issued, fully paid and nonassessable, and (iii) the Over-allotment Shares, if, as and when issued by the Company and in accordance with the Registration Statement and the related prospectus (as amended and supplemented through the date of issuance) will be legally issued, fully paid and nonassessable.

         We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus which is part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or
Item 509 of Regulation S-K.

         This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Shares.


                                            Very truly yours,


                                            BROBECK, PHLEGER & HARRISON LLP